Exhibit h(8)

Execution Version

AMENDMENT NO. 3 TO CO-ADMINISTRATION AGREEMENT

AMENDMENT No. 3 (this “Amendment”), made as of this 19th day of March 2014, to the Co-Administration Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”) dated as of March 18, 2002 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and the Credit Suisse Funds listed and defined in Schedule A (the “Funds”).  Defined terms used herein shall have the same meaning as set forth in the Agreement.

WHEREAS, the Funds and the Administrator wish to amend the Agreement as set forth in this Amendment, including to retain the Administrator to furnish certain administrative services to the Cayman Funds, and the Administrator is willing to furnish such services; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Definitions.  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.                                      Administration Services.  The Agreement shall be amended, supplemented and modified as follows:

Additional Funds

In addition, in accordance with the Additional Funds provision of Section 1 of the Agreement, each of the Cayman Funds as set forth on Schedule A wishes to retain the Administrator to act as administrator under the Agreement with respect to such Cayman Funds, to be effective as of March 19, 2014, and the Administrator confirms that it will act as administrator with respect to the Cayman Funds as of such date.  In connection with such request, each of the Cayman Funds hereby confirms to the Administrator, as of the date hereof, its representations and warranties set forth in the Agreement as amended by the Amendment.

Each of the Cayman Funds shall become subject to the provisions of the Agreement to the same extent as an existing Fund (and each Cayman Fund shall become subject to the provisions of the Agreement applicable to a Cayman Fund), except to the extent such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by such Fund and the Administrator.  Schedule A to the Agreement is hereby amended in its entirety and replaced with the new Schedule A annexed hereto.

The Agreement is amended by deleting the first recital set forth in the Agreement and inserting the following in lieu thereof:

WHEREAS, certain of the Funds listed on Schedule A are registered as an open-end management investment company (or is a series of such registered company) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Credit Suisse Asset Management, LLC acts as co-administrator (the “Co-Administrator”) and provides certain services to the Funds;

WHEREAS, as set forth on Schedule A, certain of the Funds (collectively, the “Parent Funds”, and each individually, a “Parent Fund”) are parent funds of certain Cayman legal entities (collectively, the “Cayman Funds”, and each individually a “Cayman Fund”) and each Cayman Funds is a wholly-owned subsidiary of its respective Parent Fund;

The Agreement is amended by inserting the following new Section 4A.:

4A.                             Representations, Warranties and Covenants — Cayman Funds

Each Cayman Fund, for itself, hereby represents, warrants and covenants to the Administrator as follows:

a)                                     Such Cayman Fund is an exempted limited liability company, and is duly organized, existing and in good standing under the laws of the Cayman Islands.

b)                                     The sole shareholder of such Cayman Fund is the Parent Fund set forth opposite its name on Schedule A hereto.  Such Cayman Fund will provide prompt notice to the Administrator in the event that (i) its Parent Fund is no longer its sole shareholder, or (ii) its Parent Fund, or the trust of which it is a series, is no longer registered under the 1940 Act, and in either case, such Cayman Fund shall execute and deliver, and cause its investment adviser to execute and deliver, such agreements or other documentation applicable under such circumstances as the Administrator may reasonably require.  If such Cayman Fund or its investment adviser fails to comply with this clause, the Agreement may be terminated with respect to such Cayman Fund immediately and without prior notice by the Administrator.

c)                                      Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of such Cayman Fund or any law or regulation applicable to it.  Further, the Cayman Fund hereby acknowledges and agrees that it shall promptly notify the Administrator of any statute, regulation, rule, or other regulatory requirement or policy governing such Cayman Fund, and any change thereto, which may affect the Administrator’s responsibilities under this Agreement.

d)                                     In connection with its issuance of shares to its Parent Fund, such Cayman Fund has complied with all applicable money laundering laws and regulations.

e)                                      With respect to the Cayman Fund’s use of leverage, the Cayman Fund shall comply with the investment limitations and other relevant provisions of the 1940 Act as though the Cayman Fund was registered as an investment company thereunder.

f)                                       The Cayman Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.  The Cayman Fund assumes full responsibility for making any filings required to be made with respect to such Cayman Fund with regulatory authorities in the Cayman Islands or any other jurisdiction.

The Agreement is amended by inserting the following immediately prior to the last sentence in Section 5:

Services — Cayman Funds

Solely with respect to the Cayman Funds, the Administrator shall provide the following services, in each case, subject to the control, supervision and direction of such Cayman Fund in accordance with procedures which may be established from time to time between such Cayman Fund and the Administrator:

Fund Administration Treasury Services — Cayman Funds

t)                                        Prepare for the review by designated officer(s) of the Cayman Fund financial information regarding the Cayman Fund that will be included in its Parent Fund’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

u)                                     Prepare for the review by the Cayman Fund annual Cayman Fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to Cayman Fund expense accruals on a periodic basis, arrange for payment of the Cayman Fund’s expenses, review calculations of fees paid to the Cayman Fund’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

v)                                     Provide periodic testing of the Cayman Fund with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Cayman Fund contained in the offering memorandum for the Cayman Fund as may be mutually agreed upon, including quarterly compliance reporting to such Cayman Fund;

Fund Administration Tax Services — Cayman Funds

w)                                   Prepare U.S. income tax provision for the Cayman Fund to determine the amount of subpart F income to be recognized annually by its Parent Fund;

x)                                     Prepare Internal Revenue Service (“IRS”) Forms 5471 and 926 to be filed with its Parent Fund’s annual income tax return; and

y)                                     Preparation of IRS Form 1120-F is not anticipated to be required to be filed for the Cayman Fund.  If the Cayman Fund or Parent Fund determines that this form is required to be filed, a standard fee will be charged.

Tax services, as described above and in this Agreement, do not include identification of passive foreign investment companies or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.  Neither the Administrator nor any of the Administrator’s directors, officers, employees or agents is acting as any Cayman Fund’s tax experts.  In the event the Administrator provides any tax-related services to any Cayman Fund, such services are merely to provide information to be reviewed and approved by such Cayman Fund and its tax experts, or to implement the tax policy decisions of such Cayman Fund.  As a result, the Administrator shall have no responsibility or liability for any obligations now or hereafter imposed on any Cayman Fund, any Cayman Fund’s shares or any Cayman Fund’s shareholders by the tax laws of any jurisdiction (including any interest or penalties thereon), including but not limited to any loss or liability resulting from such Cayman Fund failing to (i) provide the Administrator with information regarding the tax status of such Cayman Fund, or (ii) the Administrator’s review or implementation of such Cayman Fund’s tax policy decisions.

The Administrator shall perform such other services for the Funds that are mutually agreed to by the parties from time to time, for which the Funds will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses.  The provision of such services shall be subject to the terms and conditions of this Agreement.  Notwithstanding any item discussed herein, the Administrator has no discretion over any Cayman Fund’s assets or choice of investments and cannot be held liable for any matter relating to such assets or investments.

The Agreement is amended by inserting the following immediately after the second paragraph of Section 10:

Each Cayman Fund is a subsidiary of an entity registered with the SEC under the 1940 Act.  The Administrator agrees to perform its obligations hereunder as if such Cayman Fund itself were so registered, and shall create and maintain in accordance with the 1940 Act and other applicable law any and all records relating to the services to be performed hereunder that it would be required to create and maintain under Section 31(a) of the 1940 Act or Rule 31a-1 or otherwise under the 1940 Act if such Cayman Fund was so registered; provided however that the Administrator shall otherwise keep such records in the form and manner it deems advisable.  Such records may be inspected by the Cayman Fund or its agents during regular business hours upon reasonable prior notice.  The Administrator may, at its option at any time, and shall forthwith upon the Cayman Fund’s demand, turn over to such Cayman Fund and cease to retain in the Administrator’s files, records and documents created and maintained by the Administrator in performance of its service or for its protection, except to the extent that the Administrator is required to retain such records in accordance with laws, rules or regulations applicable to it as an administrator.  At the end of the applicable retention period, such documents shall, at the Cayman Fund’s option, either be turned over to such Cayman Fund or destroyed in accordance with such Cayman Fund’s authorization.

The Agreement is hereby further amended by inserting the following new Section 21:

21.                               DATA PROTECTION

The Administrator will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of any Fund’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

3.                                      Fee Schedule.  The Administrator shall receive from the Funds such compensation for the Administrator’s services provided pursuant to the Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties.

4.                                      Agreements with State Street Cayman Trust Company, Ltd.  Each of Credit Suisse Cayman Commodity Fund I, Ltd., Credit Suisse Cayman Commodity Fund II, Ltd., Credit Suisse Cayman Commodity ACCESS Strategy Fund, Ltd, Credit Suisse Cayman Multialternative Fund, Ltd. (formerly known as the Credit Suisse Cayman Liquid Alternative Fund, Ltd.) and Credit Suisse Cayman Managed Futures Strategy Fund, Ltd. (formerly known as Credit Suisse Cayman Liquid Managed Futures Strategy Fund, Ltd.) agree, as of the date hereof, to terminate its respective Administrative Services Agreement (the “State Street Cayman Agreements”) with State Street Cayman Trust Company, Ltd.  All provisions regarding indemnification, warranty, compensation and expense reimbursement, liability and limits thereof, and confidentiality shall survive the termination of the respective State Street Cayman Agreements as set forth therein.

5.                                      Miscellaneous. Except to the extent specifically amended by this Amendment, the Agreement shall remain unchanged, and in full force and effect.  With respect to the Cayman Funds, in the event of any conflict between the terms of the Agreement and the terms of this Amendment with regard to the subject matter relating to the Cayman Funds, the terms of this Amendment shall control.  This Amendment may be executed in counterparts.  All counterparts shall collectively constitute a single agreement.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH OF THE CREDIT SUISSE ASSET MANAGEMENT FUNDS LISTED ON SCHEDULE A ANNEXED HERETO

By:	/s/Karen Regan

Name:	Karen Regan
Title:	Secretary

EACH OF THE CAYMAN FUNDS LISTED ON SCHEDULE A ANNEXED HERETO

By:	/s/Karen Regan

Name:	Karen Regan
Title:	Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/Michael F. Rogers

Name:	Michael F. Rogers
Title:	Executive Vice President

Solely for purposes of Section 4:
STATE STREET CAYMAN TRUST COMPANY, LTD.

By:	/s/Nancy Lewis

Name:	Nancy Lewis
Title:	Assistant Secretary

CREDIT SUISSE FUNDS

CO-ADMINISTRATION AGREEMENT

SCHEDULE A

Dated as of March 19, 2014

CREDIT SUISSE OPPORTUNITY FUNDS

Credit Suisse Floating Rate High Income Fund

Credit Suisse Multialternative Strategy Fund (formerly known as Credit Suisse Liquid Alternative Fund)

Credit Suisse Managed Futures Strategy Fund (formerly known as Credit Suisse Liquid Managed Futures Strategy Fund)

Credit Suisse Strategic Income Fund

Credit Suisse Emerging Markets Equity Fund

CREDIT SUISSE COMMODITY STRATEGY FUNDS

Credit Suisse Commodity ACCESS Strategy Fund

Credit Suisse Commodity Return Strategy Fund

CREDIT SUISSE TRUST

Commodity Return Strategy Portfolio

CAYMAN FUNDS

Cayman Fund	Parent Fund
Credit Suisse Cayman Commodity Fund I, Ltd.	Credit Suisse Commodity Return Strategy Fund
Credit Suisse Cayman Commodity Fund II, Ltd.	Commodity Return Strategy Portfolio
Credit Suisse Cayman Commodity ACCESS Strategy Fund, Ltd	Credit Suisse Commodity ACCESS Strategy Fund
Credit Suisse Cayman Multialternative Fund, Ltd. (formerly known as Credit Suisse Cayman Liquid Alternative Fund, Ltd.)	Credit Suisse Multialternative Fund (formerly known as Credit Suisse Liquid Alternative Fund)
Credit Suisse Cayman Managed Futures Strategy Fund, Ltd. (formerly known as Credit Suisse Cayman Liquid Managed Futures Strategy Fund, Ltd.)	Credit Suisse Managed Futures Strategy Fund (formerly known as Credit Suisse Liquid Managed Futures Strategy Fund)